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                                                                    Exhibit 21.1

                                  SUBSIDIARIES OF REGISTRANTS

Subsidiaries of Decora Industries, Inc.

        Decora, Incorporated, a Delaware corporation
        Decora Industries Deutschland GmbH, a German limited liability company Konrad Hornschuch AG, a German corporation

Subsidiaries of Decora, Incorporated

        None